Exhibit 10

FOURTH AMENDMENT TO

AMENDED AND RESTATED SEVERANCE

AND CHANGE IN CONTROL AGREEMENT

This Fourth Amendment to the Amended and Restated Severance and Change in Control Agreement is made and entered into on September 22, 2016, by and between AAR CORP., a Delaware corporation (the “Company”), and Timothy J. Romenesko (“Employee”).

WHEREAS, the Company and Employee are parties to an Amended and Restated Severance and Change in Control Agreement dated as of April 11, 2000, which was further amended as of December 18, 2008, June 14, 2014 and October 6, 2015 (the “Agreement”); and

WHEREAS, the Company and Employee now desire to further amend the Agreement to eliminate (i) the Employee’s ability to terminate employment for any reason during the 19th month following a change in control and still receive severance benefits; (ii) the income tax gross-up that applied to a portion of the severance payment; and (iii) the 280G excise tax gross-up.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree to amend the Agreement, effective as of October 1, 2016, to read as follows:

1.                                      The introductory clause of Section 7(a) is amended to read as follows:

In the event a Change in Control of the Company occurs, and at any time during the eighteen (18) month period commencing on the date of the Change in Control either the Company terminates Employee’s employment for other than Cause or Disability or Employee terminates Employee’s employment for Good Reason, in either case by written notice to the other party (including the particulars thereof), and having given the other party the opportunity to be heard with respect thereto, then…

2.                                      Section 7(a)(4) is amended to read as follows:

Employee shall receive an additional retirement benefit, over and above that to which Employee would normally be entitled under the AAR CORP. Retirement Savings Plan and the defined contribution feature of the SKERP, with such benefit equal to three times the amount of Company contributions made to each such plan on Employee’s behalf for the calendar year immediately preceding the calendar year in which Employee’s termination of employment occurs. Such amount shall be paid to Employee in a cash lump sum payment within thirty (30) days following such termination of employment.

3.                                      Section 7(e) of the Agreement is amended to read as follows:

If in connection with the Change in Control or other event Employee would be or is subject to an excise tax under Section 4999 of the Internal Revenue Code (an “Excise Tax”) with respect to any cash, benefits or other property received, or any acceleration of vesting of any benefit or award (the “Change in Control Benefits”), Employee may elect to have the Change in Control Benefits otherwise payable under this Agreement reduced to the largest amount payable without resulting in the imposition of such Excise Tax.  Within 15 days after the occurrence of the event that triggers the Excise Tax, a nationally recognized accounting firm selected by the Company shall make a determination as to whether any Excise Tax would be reported with respect to the Change in Control Benefits and, if so, the amount of the Excise Tax, the total net after-tax amount of the Change in Control Benefits (after taking into account federal, state and local income and employment taxes and the Excise Tax) and the amount of reduction to the Change in Control Benefits necessary to avoid such Excise Tax.  Any reduction to the Change in Control Benefits shall first be made from any cash benefits payable pursuant to this Agreement, if any, and thereafter, as determined by Employee, and the Company shall provide Employee with such information as is necessary to make such determination.  The Company shall be responsible for all fees and expenses connected with the determinations by the accounting firm pursuant to this Section 10(e).  Employee agrees to notify the Company in the event of any audit or other proceeding by the IRS or any taxing authority in which the IRS or other taxing authority asserts that any Excise Tax should be assessed against Employee and to cooperate with the Company in contesting any such proposed assessment with respect to such Excise Tax (a “Proposed Assessment”).  Employee agrees not to settle any Proposed Assessment without the consent of the Company.  If the Company does not consent to allow Employee to settle the Proposed Assessment, within 30 days following such demand therefor, the Company shall indemnify and hold harmless Employee with respect to any additional taxes, interest and/or penalties that Employee is required to pay by reason of the delay in finally resolving Employee’s tax liability (such indemnification to be made as soon as practicable, but in no event later than the end of the calendar year following the calendar year in which Employee makes such remittance).

IN WITNESS WHEREOF, the parties have executed this Fourth Amendment to the Agreement on the 22nd day of September, 2016.

AAR CORP.

By:	/s/ ROBERT J. REGAN
Its:	Vice President, General Counsel and Secretary

EMPLOYEE

/s/ TIMOTHY J. ROMENESKO
Timothy J. Romenesko